As filed with the Securities and Exchange Commission on June 16, 2023

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_____________________

GARMIN LTD.

(Exact name of registrant as specified in charter)

Switzerland	98-0229227
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Mühlentalstrasse 2 8200 Schaffhausen Switzerland	N/A
(Address of principal executive offices)	(Zip Code)

Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan, as Amended and Restated on June 9, 2023

(Full title of the plan)

Joshua H. Maxfield, Esq.

c/o Garmin International, Inc.

1200 East 151st Street

Olathe, Kansas 66062

(Name and address of agent for service)

(913) 397-8200

(Telephone number, including area code, of agent for service)

Copy to:

Victoria R. Westerhaus

Bryan Cave Leighton Paisner LLP

1200 Main Street, Suite 3800

Kansas City, Missouri 64105

(816) 374-3200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement is being filed by Garmin Ltd., a Swiss corporation (the “Company”), to register an additional 27,408 shares of the Company’s Registered Shares, par value CHF 0.10 per share (the “Registered Shares”), which are available for issuance under the Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan, as amended and restated on June 9, 2023 (the “Plan”).

Pursuant to General Instruction E to Form S-8, the Company hereby incorporates by reference into this Registration Statement the entire contents of, including all documents incorporated by reference or deemed incorporated by reference into, the registration statement on Form S-8 (File No. 333-179801) filed with the Securities and Exchange Commission (the “Commission”) on February 29, 2012, relating to securities of the same class as to which this registration statement relates, is hereby incorporated by reference in this registration statement, except as amended or supplemented in Part II of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Although this area of law is unsettled in Switzerland, the Company believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the Company may indemnify the members of its board of directors and its officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the member of the board of directors or officer concerned. The Company’s articles of association make indemnification of members of the board of directors and officers and advancement of expenses to defend claims against members of the board of directors and officers mandatory on the part of the Company to the fullest extent allowed by Swiss law. Swiss law permits, and the Company’s articles of association authorize, the Company, or each member of the board of directors or officer individually, to purchase and maintain insurance on behalf of such members of the board of directors and officers. The Company has obtained such insurance from one or more third party insurers.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Homburger AG, Swiss counsel to the registrant, regarding the legality of the securities being registered.*
10.1	Garmin Ltd. 2011 Non-Employee Directors’ Equity Incentive Plan, as amended and restated on June 9, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed on June 12, 2023).
23.1	Consent of Ernst &Young LLP.*
23.2	Consent of Homburger AG (included in Exhibit 5.1).*
24.1	Power of Attorney (set forth on signature page hereto).*
107	Filing Fee Table.*

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on June 15, 2023.

GARMIN LTD.

By:	/s/ Clifton A. Pemble
Clifton A. Pemble
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifton A. Pemble, Douglas G. Boessen and Andrew R. Etkind, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto any of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2023.

Signature	Title	Date

/s/ Clifton A. Pemble	Director, President and Chief Executive Officer	June 15, 2023
Clifton A. Pemble	(Principal Executive Officer)

/s/ Douglas G. Boessen	Chief Financial Officer and Treasurer	June 15, 2023
Douglas G. Boessen	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dr. Min H. Kao	Executive Chairman	June 15, 2023
Dr. Min H. Kao

/s/ Jonathan C. Burrell	Director	June 15, 2023
Jonathan C. Burrell

/s/ Joseph J. Hartnett	Director	June 15, 2023
Joseph J. Hartnett

/s/ Catherine A. Lewis	Director	June 15, 2023
Catherine A. Lewis

/s/ Charles W. Peffer	Director	June 15, 2023
Charles W. Peffer